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Exhibit 4.2
                                 PROMISSORY NOTE

                        DUE 180 DAYS AFTER THE CLOSING OF
            THE MERGER OF PEDIANET, INC. INTO ULTRAPHONICS-USA, INC.
                  OR EARLIER, IF CALLED IN ACCORDANCE WITH THE
                          CALL PROVISIONS OF THIS NOTE

      LTM PRODUCTIONS ("Maker"), residing at 631 Foxworth Drive, Holmes Beach, FL 34217, for value received, hereby promises to pay to the order of ULTRAPHONICS-USA, INC. (the "Company" ),180 days after the closing of the merger of PediaNet, Inc. into Ultraphonics-USA, Inc.(the "Merger") or earlier, if this
Note is called in accordance with the call provisions set forth herein, the principal sum of EIGHT HUNDRED SIX THOUSAND FIVE HUNDRED TWENTY-EIGHT ($806,528) DOLLARS (the "Principal Amount"), together with interest on the outstanding Principal Amount at the rate of Ten (10%) percent per annum. All payments hereunder shall be made at the offices of the Company c/o PediaNet, Inc., 1804 Jerome Avenue, Brooklyn, New York 11234 in such currency which shall constitute legal tender of the United States. In the event that for any reason whatsoever any interest or other consideration payable with respect to this Note shall be deemed to be usurious by a court of competent Jurisdiction under the laws of the State of New York or the laws of any other state governing the repayment hereof, then so much of such interest or other consideration as shall be deemed to be usurious shall be held by the Company as security for the repayment of the principal amount hereof and shall otherwise be waived.

         After the closing of the Merger (the "Closing"), the Company shall have the right to call this Note, in 25% increments, as follows:

                  (a) 45 days after the Closing, if the bid price of the Company's common stock is $5.00 or more for any five (5) trading days in the 45 day period;

                  (b) 60 days after the Closing, if the bid price of the Company's common stock is $5.00 or more for any ten (10) trading days in the 60 day period.

                  (c) 90 days after the Closing, if the bid price of the Company's common stock is $5.00 or more for any fifteen (15) trading days in the 90 day period;

                  (d) 120 days after the Closing, if the bid price of the Company's common stock is $5.00 or more for any twenty (20) trading days in the 120 day period;

         The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, recission, recoupment or adjustment whatsoever. The Maker hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.


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         This Note may be prepaid in whole or in part at any time. Any such prepayment(s) shall reduce the amount due in any subsequent 25% increment subject to the call provisions set forth above.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered ( in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given (i) if to the Company, at its address at c/o PediaNet, Inc., 1804 Jerome Avenue, Brooklyn, New York 11234 (ii) if to the Company at its address set forth on the first page hereof; or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this paragraph. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this paragraph. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this paragraph shall be deemed given at the time of receipt thereof.

                  No course of dealing and no delay or omission on the part of the Company in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Company's rights, powers or remedies

                  This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

                  The Maker irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument. In any such action or proceeding, the Maker waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with the aforesaid notice provisions of this Note.

                  The Maker shall pay all costs incurred by the Company to collect any amounts due hereunder.






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         IN WITNESS WHEREOF, the Maker has caused this Note to be signed this
28th day of December, 1999.


                                                  LTM PRODUCTIONS, INC.

                                              By: /s/ Charles F. Trapp
                                                 ----------------------------
                                                 Charles F. Trapp, President


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